Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-263945) and Form S-8 (Nos. 333-252514, 333-257893 and 333-263946) of Abcam plc of our report dated March 20, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

Cambridge, United Kingdom

March 20, 2023